Exhibit 99.1
NEWS
5227 North 7th Street Phoenix, Arizona 85014 (602) 266-6700 Fax (602) 234-2264 www.zila.com
Immediate Release
Zila Releases Its Fiscal 2006 Third Quarter Financial Results
PHOENIX, June 8, 2006—Zila, Inc. (Nasdaq:ZILA) released results for its third quarter of fiscal 2006 that ended April 30, 2006. Highlights of those results, compared with the third quarter of fiscal 2005 ended April 30, 2005, are as follows:
•	Net revenues for the third quarter of fiscal 2006 were $6.8 million, a decrease of 44%, compared to net revenues of $12.0 million. Zila Pharmaceuticals revenues increased $1.5 million, or 98%. Zila Nutraceuticals revenues decreased $6.8 million, or 65%. Several months ago, Zila, Inc. began a process to evaluate the feasibility of divesting Zila Nutraceuticals in order to focus on its high potential pharmaceutical and biotechnology products. Sales by Zila Nutraceuticals were negatively affected during the third quarter because several of our customers, among others, were involved in this process and reduced or eliminated product purchases while they evaluated their strategic interest in acquiring the business.

•	Gross margins decreased to 56% in the third quarter of fiscal 2006 from 67% in the prior year period driven primarily by a decline at Zila Nutraceuticals due to promotional discounts offered for new SKU introductions. Gross profit dollars decreased by $4.3 million, or 53%, to $3.8 million from $8.1 million.

•	Marketing and selling expenses in the third quarter of fiscal 2006 decreased by approximately 12%, to $4.0 million, from $4.6 million. While we reduced Zila Nutraceuticals’ spending for advertising and promotion, Zila Pharmaceuticals’ marketing efforts and spending increased in support of the ViziLite® Plus product launch.

•	Research and development spending, primarily in connection with Zila’s OraTest® program, increased by approximately 62%, to $2.7 million from $1.6 million, as we advanced the OraTest Phase III clinical trial.

•	General and administrative costs were flat at $3.4 million despite one-time charges related to our evaluation of the Zila Nutraceuticals divestiture and other business development activities.

•	Net loss for the quarter increased to $8.1 million, or $0.18 per share, compared to a loss of $2.2 million, or $0.05 per share.

•	The Company also closed a $40 million credit facility with Black Diamond Commercial Finance consisting of a $20 million two-year term loan that was funded at close (on March 24, 2006) and a $20 million expansion facility, which the Company may utilize subject to meeting certain conditions. Zila used the proceeds to refinance its existing debt, to provide additional liquidity and for other general corporate purposes.
“Several years ago we established a strategy to grow our highest potential business: our oral cancer detection products and technologies within our Pharmaceutical and Biotechnology units. In order to achieve this objective, we aggressively invested and grew our Nutraceutical business and generated the cash required to get our Pharmaceutical and Biotechnology businesses off the ground and to a point where the potential for market approvals and acceptance was far more certain. The plan has worked and we believe we have reached a point where it is prudent to evaluate a more targeted focus on the company’s highest potential products,” said Zila Chairman, President and CEO Douglas D. Burkett, Ph.D. “We are exploring the possibility of aligning Zila’s revenue and infrastructure with our high potential cancer detection business. Over the last few quarters we have systematically achieved the critical milestones within our oral cancer detection businesses that were determining events in our plan. These include, among others, the following:
•	FDA clearance of TBlue630

•	Sustained growth of ViziLite and now ViziLite Plus through distributors and through favorable metrics achieved by our own sales representatives

•	Insurance reimbursement nationally by a leading national dental insurer

•	The Special Protocol Assessment (“SPA”) Agreement with FDA for the OraTest Phase III clinical trial

•	The conduct to date of the OraTest clinical trial
These events have led us to explore the divestiture of Zila Nutraceuticals to enable us to effectively focus on our cancer detection business. We have received several competitive offers and as part of this process, we are currently negotiating with one party. It is our intent to either close a transaction with that party or continue our negotiations with other interested bidders to determine whether we are able to close a transaction under acceptable terms. If we choose to not divest the business in the near term, we believe it will return to a positive EBITDA performance within the next several months although no assurance can be given in this regard.

We have previously discussed the possibility of a strategic alliance or acquisition to increase our ability to deliver ViziLite Plus and OraTest into the dental marketplace. We believe that in order to establish our oral cancer detection products as the standard of care, our sales capability must be dramatically grown, preferably by also including the addition of synergistic products. We continue to work toward this goal.”
Zila Nutraceuticals
Net revenues for Zila Nutraceuticals for the three months ended April 30, 2006 decreased 65% to $3.6 million compared to $10.4 million for the three months ended April 30, 2005. The revenue decline was driven largely by a decrease in sales to several of our customers during an ongoing evaluation period regarding their strategic interest, and others, in acquiring the business unit. Ester-C sales at retail remained strong during the quarter with the latest 12 week data showing no losses in market share and 52 week data showing modest market share gains.
Gross margins for Zila Nutraceuticals decreased to 63% for the three months ended April 30, 2006 compared to 70% for the three months ended April 30, 2005.
Zila Nutraceuticals continued expanding the international presence of Ester-C by signing an agreement with distributor Lohaspia in Korea and Taiwan and Gee Lawson in the EU. The Company also developed a new and improved form of its Ester-C product, which extends patent protection for this new form of Ester-C until 2019. Ester-C is the most widely recognized branded nutraceutical ingredient in the United States. The new product offers all the benefits of Zila’s traditional Ester-C plus an additional metabolite designed to enhance its antioxidant and immune enhancing potential.
Zila Pharmaceuticals
Net revenues for Zila Pharmaceuticals for the three months ended April 30, 2006 increased 98%, to $3.1 million, compared to $1.6 million in the prior year period.
The increase in net revenues in the Pharmaceuticals Business Unit was driven by increases in all product lines, led by a 206% increase in ViziLite sales to $1.2 million. Additionally, sales for the IST subsidiary (net of intercompany sales) were $0.8 million compared to $0.2 million last year and Peridex® sales increased 21% to $1.2 million.
Gross margins for Zila Pharmaceuticals decreased slightly to 48% in the third quarter of fiscal 2006 from 49% in the third quarter of fiscal 2005.
Dr. Frank Bellizzi, was recently appointed President of the Pharmaceutical division as well as EVP of Business Development of Zila, Inc. He brings over 15 years of experience, within and beyond the Life Science industry, focusing on operations, finance, strategic business development and investment banking.
Zila Biotechnology
Total operating expenses for Zila Biotechnology were $3.1 million for the three months ended April 30, 2006, a 48% increase over the $2.1 million for the three months ended April 30, 2005.
Earlier in the year, we received an SPA from the FDA for our Phase III clinical trial of OraTest, which provides trial sponsors with a binding written agreement that the design and analysis of the study are adequate to support a license application submission if the study is performed according to the SPA.
During the second quarter of fiscal 2006, we commenced the enrollment of patients in the Phase III clinical study of OraTest, our oral cancer detection drug. We expect enrollment to be complete in less than one year. The study advanced ahead of schedule in the third quarter as we have now enrolled over 1,000 patients in the trial. An interim analysis is expected to occur this summer.
Nine Months Ended April 30, 2006
Net sales for the nine months ended April 30, 2006 decreased 21% to $26.1 million compared to $32.8 million for the comparable period of fiscal 2005. The decline was the result of a decline in sales of $10.7 million within our Nutraceuticals Business Unit which more than offset the $3.9 million increase in sales that was produced by our Pharmaceuticals Business Unit. As a result, gross profit decreased to $15.0 million for the nine months ended April 30, 2006 from $21.8 million in the comparable prior year period. Net loss attributable to common shareholders increased to $20.4 million from $7.5 million in the comparable period of the prior year, due to the sales and gross margin changes described above, as well as increased marketing and selling costs, general and administrative costs and research and development costs in the fiscal 2006 period.

Conference Call
Zila, Inc. will host a conference call to discuss these results today at 4:30 p.m. ET; 1:30 p.m. MT. Domestic participants may dial 877-407-8031 and ask for the Zila conference call. Participants calling from outside the United States should dial 201-689-8031. A taped replay of the call will be available for 48 hours beginning two hours after the conclusion of the call, by dialing 877-660-6853 (or 201-612-7415 for international callers) and providing the pass code 286 and conference ID 205312. In addition, the call will be broadcast over the Internet and can be accessed at http://www.zila.com. Investors should visit the website prior to the call to download any necessary audio software.
About Zila
Zila, Inc., headquartered in Phoenix, is an innovator in preventive healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:
•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila Tolonium Chloride and OraTest® technologies.

•	Zila Pharmaceuticals, a manufacturer and marketer of products to promote oral health and prevent oral disease, including ViziLite® Plus oral examination kits and Peridex® prescription periodontal rinse.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C® and Ester-E®, branded, highly effective forms of Advanced Protection vitamins C and E.
For more information about Zila, visit www.zila.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Forward looking statements contained herein include, but are not limited to, statements regarding the OraTest regulatory effort, the potential of our pharmaceutical and biotechnology products, the potential divestiture of Zila Nutraceuticals, the future EBITDA performance of Zila Nutraceuticals and the credit facility. These forward-looking statements speak only as of the date the statements were made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified. Furthermore, these forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, margins, profitability, cash flows and capital needs, the ability of the Company to maintain required cash flows and cash availability to implement its business plan and appreciation in the market value of Zila’s common stock. Such factors include, but are not limited to: increased competition from current competitors and new market entrants; the Company’s ability to maintain, expand, or in certain cases, regain distribution within new or existing channels of trade for its products; and the market acceptance of the ViziLite® Plus and Ester-E® products and the future gross margins for such products. A wide variety of factors will impact the length, size and expense of the OraTest® clinical program; the FDA’s ultimate decision regarding the OraTest® clinical program and product; the limitations on the indicated uses for the OraTest® product; and the ultimate market reception of the OraTest® product. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Report on Form 10-Q for its fiscal quarter ended April 30, 2006, filed with the Securities and Exchange Commission.
Zila, Inc.
Andrew Stevens
602-266-6700
The Investor Relations Group
Investor Relations:
Antima “Taz” Sadhukhan / Dian Griesel
Media:
Kevin Murphy
212-825-3210

ZILA, INC. AND SUBSIDIARIES
Income Statement (Unaudited)
(in thousands — except for per share data)

	Three months ended		Nine months ended
	April 30,		April 30,
	2006	2005	2006	2005
Net revenues	$6,751	12,020	$26,052	32,826

Cost of products sold	2,969	3,910	11,038	11,060

Gross profit	3,782	8,110	15,014	21,766

Operating costs and expenses:

Marketing and selling	4,029	4,579	15,734	13,741

General and administrative	3,376	3,383	10,116	8,893

Research and development	2,654	1,636	6,211	5,197

Depreciation and amortization	769	701	2,217	2,016

	10,828	10,299	34,278	29,847

Loss from operations	(7,046)	(2,189)	(19,264)	(8,081)

Other income (expense),net	(951)	(40)	(972)	(93)

Loss before income taxes	(7,997)	(2,229)	(20,236)	(8,174)

Income tax expense	—	—	(4)	(2)

Loss from continuing operations	(7,997)	(2,229)	(20,240)	(8,176)
Income (loss) from operations of discontinued Zilactin product line	(78)	78	(83)	657

Net loss	(8,075)	(2,151)	(20,323)	(7,519)

Preferred stock dividends	10	10	29	29

Net loss attributable to common shareholders	$(8,085)	(2,161)	$(20,352)	(7,548)

Basic and diluted net income (loss) per common share:

Loss from continuing operations	$(0.18)	(0.05)	$(0.45)	(0.18)

Income from discontinued operations	(0.00)	0.00	(0.00)	0.01

Net loss	$(0.18)	(0.05)	$(0.45)	(0.17)

Weighted average shares outstanding — basic and diluted	45,734	45,600	45,684	45,551

EBITDA (a)	$(6,601)	(1,429)	$(17,435)	(5,437)

	Three months ended		Nine months ended
	April 30,		April 30,
	2006	2005	2006	2005
Adjusted EBITDA	$(6,481)	(1,429)	$(17,043)	(5,437)

Noncash FAS 123 compensation expense	(88)	—	(329)	—

Noncash consulting expenses	(32)	—	(63)	—

EBITDA	$(6,601)	(1,429)	$(17,435)	(5,437)

Interest income	83	35	231	129

Interest expense	(788)	(44)	(898)	(144)

Depreciation and amortization	(769)	(713)	(2,217)	(2,065)

Income tax benefit (expense)	—	—	(4)	(2)

Net loss	$(8,075)	(2,151)	$(20,323)	(7,519)

EBITDA is utilized by management as one measure of the performance of our business units. We define “EBITDA” as earnings (loss) before interest, taxes (income), depreciation and amortization. Other companies may define such term differently. We consider EBITDA to be a meaningful measure of our ongoing operations that assists us in assessing our ability to fund our regulatory program and debt service and to finance the growth of our core businesses. We also believe that this non-GAAP measure is useful to provide stockholders and potential investors transparency with respect to supplemental information used by management in its financial and operational decision making.
Although we use EBITDA as a financial measure to assess the performance of our business, we do not use EBITDA alone because it does not consider certain material costs, expenses and other items necessary to operate the business. These items include debt service costs and non-cash depreciation and amortization expense associated with long-lived assets. Because EBITDA does not consider these items, a stockholder, potential investor or other user of our financial information should also consider net income as an important measure of our financial performance in that it provides a more complete measure of our performance.
Further, Adjusted EBITDA is presented because it is a financial measure that is reported to the lender under our new Credit Facility and is used as a gauge for compliance with a financial covenant under the Credit Facility.
Net Revenues by Business Unit
(in thousands)

	Three months ended			Nine months ended
	April 30,			April 30,
	2006	2005	% Change	2006	2005	% Change
Nutraceuticals	$3,612	10,432	-65%	$18,266	28,953	-37%
Pharmaceuticals	3,139	1,588	98%	7,786	3,873	101%

Total company	$6,751	12,020	-44%	$26,052	32,826	-21%

Pharmaceuticals Unit Gross Profit
(in thousands)

	Three months ended		Nine months ended
	April 30,		April 30,
	2006	2005	2006	2005
Net Revenues:
Pharmaceuticals	$3,139	1,588	$7,786	3,873
IST	765	222	2,071	531

Pharmaceuticals, excluding IST	$2,374	1,366	$5,715	3,342

Gross Profit:
Pharmaceuticals	$1,511	778	$3,571	1,791
IST	178	(135)	352	(277)

Pharmaceuticals, excluding IST	$1,333	913	$3,219	2,068

Gross margin, excluding IST	56%	67%	56%	62%

Management believes that it is helpful to investors to understand the impact that IST’s low margins have on the gross profit generated by the Pharmaceutical Unit as a whole.
Balance Sheet Data (Unaudited)
(in thousands)

	April 30,	July 31,
	2006	2005
Current assets	$30,362	$32,639
Property, net	9,532	9,692
Intangibles, net	22,416	22,614
Other	2,502	473

Total assets	$64,812	$65,418

Current liabilities	11,477	$9,815
Long-term debt	21,100	3,328
Other	267	553
Equity	31,968	51,722

Total liabilities and equity	$64,812	$65,418